UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2014 (December 18, 2014)

AAC HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-36643	35-2496142
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

115 East Park Drive, Second Floor Brentwood, Tennessee	37027
(Address of Principal Executive Offices)	(Zip Code)

(615) 732-1231

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On December 18, 2014, AAC Holdings, Inc., a Nevada corporation (the “Company”) terminated its Second Amended and Restated Credit Agreement by and among the Company, American Addiction Centers, Inc., the lenders party thereto from time to time (the “Lenders”) and Wells Fargo Bank, National Association, as administrative agent and collateral agent for the Lenders, dated as of April 15, 2014, as amended (the “Credit Agreement”), after having repaid the outstanding principal balance of $487,500 plus accrued interest under the Credit Agreement on December 12, 2014. The Credit Agreement, as in effect at the time of termination, made available to the Company a $15.0 million revolving line of credit, subject to borrowing base limitations. The Credit Agreement also included one outstanding term loan in the outstanding principal amount of $0.5 million. The Company will not incur any early termination penalties as a result of the early termination of the Credit Agreement. The Company also maintains operating accounts with Wells Fargo, which will not be affected by the termination of the Credit Agreement. The Company determined to exercise its right to terminate the Credit Agreement early because it has no current need for the facility and it believes that, in the event the Company were to require additional financing, it will be able to obtain financing on reasonable terms from other sources. In addition, the Company has begun preliminary discussions with other lenders with respect to entering into a replacement credit facility; however, there is no assurance that these discussions will be successful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AAC HOLDINGS, INC.

By:	/s/ Michael T. Cartwright
Michael T. Cartwright Chief Executive Officer and Chairman

Date: December 23, 2014